January  16,  2001


Wayne  E.  Webster
80  Florence  Avenue
Melrose,  MA  02176

Dear  Wayne,

We are pleased to offer you the full-time, regular position of Vice President of Sales & Marketing. Your starting base salary will be $140,000 annually, which will be paid in 24 equal payments. We will recommend to the Compensation Committee that you be awarded an additional 600,000 share, ten year, stock option. The exercise price will be the close of day price on day of acceptance of this offer with standard four year, quarterly vesting, which is subject to approval by the Board of Directors at the next Board Meeting. If Positron is acquired in total, you will be entitled to 100% accelerated vesting of your stock options then in effect.

Your sales commissions will be 1.5% of total contract amount made by you anywhere in the world (excluding sales in Japan). Payment of commissions shall be tied to receipt of non-refundable funds from customer and shall be paid as follows:

     25% of total calculated commission upon contingency-free accepted order and non-refundable down payment of at least 20% of total contract amount,

     50% upon shipment of the equipment to the purchaser or purchasers warehouse and receipt of an additional non-refundable payment bringing the total non-refundable payment to at least 80% of the total contract amount,

     25% of total calculated commission upon FINAL PAYMENT by customer of 100% of total contract amount.

For future sales by sales persons reporting to you at Positron, you will earn 0.7% of total contract amount. This amount will be paid consistent with the above formula.

You will report directly to Gary Brooks, President. Upon completion of a six month Introductory Period, you will receive a performance review which shall include the opportunity for additional stock option grants consistent with the above terms except at market price at the time of grant. Thereafter, you will receive a performance review annually from date of last review at Positron with additional bonus and option opportunities.

Included  in  this  offer  are  Positron's standard benefits as indicated below.

     -    3  weeks  paid  vacation  per  year
     -    Medical,  Dental and Vision Insurance benefits (employee contributory)
     -    Short  &  Long  Term  Disability  Insurance  Income  Plan
     -    Life  and  Accidental  Death  &  Dismemberment  Insurance
     -    401K  Retirement  Plan
     -    $500  per  month  automobile  allowance  (paid  equally twice monthly)

UPON ACCEPTANCE OF THIS OFFER AS STATED ABOVE, PLEASE SIGN BOTH COPIES BELOW AND RETURN THE ORIGINAL TO DIANE E. CAREY, EXECUTIVE ADMINISTRATOR. THIS OFFER OF EMPLOYMENT EXPIRES ON JANUARY 19, 2001.

Sincerely,     Accepted  this  _____  day  of  January,  2001



___________/s/________________         ______________/s/_________________
Gary  H.  Brooks                       Wayne  E.  Webster
President


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